EXHIBIT 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated June 12, 2012 to the prospectus dated December 17, 2009 relating to securities issued pursuant to Registration Statement No. 333-162531 of Export Development Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

June 18, 2012